Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com

PERICOM SEMICONDUCTOR REPORTS
FISCAL Q4 AND ANNUAL 2009 FINANCIAL RESULTS

San Jose, Calif. – September 25, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal fourth quarter and full year ended June 27, 2009.

Quarterly Highlights

▪	Net revenues grew 22% sequentially yet declined 31% year-over-year to $29.7 million
▪	Net income increased 306% sequentially, and decreased 77% year-over-year to $1.0 million

Fiscal Year Highlights

▪	Net revenues decreased 21% versus the prior year period
▪	Net income decreased 64% versus the prior year period
▪	Gross margins declined 318 basis points over the prior year period
▪	Total share repurchase activity totaled 712,000 shares

Fourth Quarter Operating Results

Net revenues for the fourth quarter were $29.7 million, up 21.8% from the $24.4 million reported in the third quarter, and down 31.5% from the $43.4 million reported in the comparable period last year. Gross margin was 28.7%, down from 35.5% last quarter, and down from 36.0% in the comparable period last year, mainly due to lower manufacturing volumes and resulting increased overhead absorption, as well as pricing pressure. Operating expenses in the quarter were $9.5 million, up from $9.4 million in the previous quarter and down from $10.6 million in the comparable period last year. Stock-based compensation expense in the quarter was $888,000, down from $998,000 in the previous quarter and up from $615,000 in the comparable period last year. Net income in the quarter was $1.0 million, or $0.04 per diluted share, compared with net income of $256,000, or $0.01 per diluted share in the third quarter and net income of $4.6 million, or $0.17 per diluted share, in the same period a year ago.

NEWS RELEASE September 25, 2009

FY09 Operating Results

Net revenues for the fiscal year ending June 27, 2009 were $128.6 million, down 21.4% from $163.7 million in the prior year comparable period. Gross margin in the year ending June 27, 2009 was 33.5% as compared with 36.7% in the comparable period last year, reflecting pricing pressure in our markets and reduced capacity utilization in our operations. Operating expenses in the year ending June 27, 2009 were $40.1 million, down slightly from $40.8 million in the comparable period last year. Stock based compensation expense for the year ended June 27, 2009 was $3.6 million, up from $2.4 million in the comparable prior year period. Net income in the year ending June 27, 2009 was $6.1 million, or $0.24 per diluted share, down from $17.0 million, or $0.64 per diluted share in the comparable prior year period.

“Our fourth quarter confirmed the improved demand we anticipated at the start of the quarter, and this trend is being sustained into the first quarter of fiscal 2010,” said Alex Hui, president and CEO of Pericom. “Our bookings have continued to grow during the June quarter, and resulted in our having an improved backlog as we entered the September quarter. We believe our revenues are now better aligned with end user demand, which we believe will gradually strengthen in the coming months.

“In the fourth quarter we experienced a reduction in gross margins resulting from underabsorption of overhead in prior quarters as well as pricing pressure in competitive markets.  As a result, we have taken steps to improve gross margin through initiatives to reduce product cost as well as improve product mix.

“Enabling serial connectivity in computer, communication and consumer applications remains our primary focus. We are encouraged by the increasing deployment of our serial protocol solution in our focus market segments, with PCI-e and e-SATA products accounted for 18% of total revenue in FYQ4. Despite the downturn, we continue to invest in innovation. We are developing connectivity and timing solutions for next generation serial protocols such as PCI-Express Gen3, DisplayPort 1.2 and USB 3.0. We believe our comprehensive serial connectivity and timing solutions position us well for long term growth.”

Restated Financials

The Company is also issuing restated financial results for the first three quarters of fiscal 2009 to correct misstatements involving inventory reserves and inventory valuation, revenue, cost of goods sold and an other-than-temporary impairment of a securities investment. These adjustments reduced Q1 net income by $264K resulting in a restated Q1 net income of $3,661K or $0.14 per diluted share and reduced Q2 net income by $579K resulting in a restated Q2 net income of $1,130K or $0.04 per diluted share. The comparison of the restated first and second quarters with previously reported results are included in the financial tables section of this release.

New Products

Pericom introduced 10 new products across the Signal Integrity, Switching, Timing and Connectivity product areas in this quarter.

Expanding its solutions for high-speed serial protocol signal integrity, Pericom introduced two new ReDriver products, the first supporting the 6 Gigabits/sec SATA (Serial ATA)/SAS (Serial Attached SCSI) storage media protocols, and the second supporting the DisplayPort video graphics protocol.  Both ReDrivers target next generation volume notebook and desktop applications for storage media attachment, and for advanced digital video and graphics. These products enable transfer of high-speed serial signals across external cables to end points such as HDD or monitor.

Pericom introduced seven new switching and connectivity products targeted across USB, DisplayPort, and PCI Express protocols. Target market segments include volume Consumer digital video, PC notebook, desktop, and graphics, and Ultra Mobility platforms such as cell phones and PDA.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE September 25, 2009

Finally, Pericom introduced an advanced PCIe Gen 2 (5Gb/s) ‘quad output’ clock generator featuring extremely low jitter, and targeting the Networking and PC Peripherals market segment, with applications such as wireless router and other networking applications, and multi-function printers.

Fiscal Q1 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the first fiscal quarter are expected to be in the range of $31.5 million to $32.5 million.

•	Gross margins are expected to be in the 31% to 33% range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

•
Operating expenses are expected to be in the range of $10.5 to $11.5 million, which include stock-based compensation expense of approximately $0.9 million, year-end/SOX audit fees $0.5M and the additional expenses related to accounting review $1.2M.

•	Other income is expected to be approximately $1.3 million, consisting primarily of interest income.

•	Net income from unconsolidated affiliates PTI and JCP of $0.4 - $0.5M.

•	The effective tax rate is expected to be approximately 32%.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 723-9521 and reference “Pericom”. A slide presentation will accompany the conference call.  To view the slides, please visit the investor relations section of www.pericom.com.

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (888) 203-1112 and reference conference number 6794266. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the caption ‘Fiscal Q1 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the first fiscal quarter, and statements regarding end user demand gradually strengthening, initiatives to reduce product cost and improve mix, and Pericom being well positioned. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 28, 2008, and, in particular, the risk factors section contained therein.

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE September 25, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Jun 27	Mar 28	Jun 28	Jun 27	Jun 28
	2009	2009	2008	2009	2008

Net revenues	$29,721	$24,394	$43,373	$128,645	$163,744

Cost of revenues	21,193	15,731	27,768	85,514	103,638

Gross profit	8,528	8,663	15,605	43,131	60,106

Operating expenses:

Research and development	4,117	3,996	4,296	16,697	17,159

Selling, general and administrative	5,343	5,136	6,294	22,833	23,624

Restructuring charge	74	293	-	584	-

Total	9,534	9,425	10,590	40,114	40,783

Income from operations	(1,006)	(762)	5,015	3,017	19,323

Interest and other income, net	1,677	1,501	1,606	5,548	5,501

Other than temporary decline in value of investment	-	(48)	(24)	(506)	(76)

Income before income taxes	671	691	6,597	8,059	24,748

Income tax expense	(135)	460	2,132	2,209	8,221

Minority interest in (income) loss in consolidated subsidiary	(22)	(24)	(53)	(114)	(116)

Equity in income (loss) of investees	256	49	181	351	602

Net income	$1,040	$256	$4,593	$6,087	$17,013

Basic income per share	$0.04	$0.01	$0.18	$0.24	$0.66

Diluted income per share	$0.04	$0.01	$0.17	$0.24	$0.64

Shares used in computing basic income	25,354	25,218	25,480	25,417	25,737
per share

Shares used in computing diluted income
per share	25,485	25,282	26,472	25,626	26,611

-more-

NEWS RELEASE September 25, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Restatements
	Three Months Ended		Three Months Ended
	Sep 27	Sep 27	Dec 27	Dec 27
	2008	2008	2008	2008

	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated

Net revenues	$43,896	$43,798	$30,732	$30,732

Cost of revenues	27,914	27,805	20,013	20,785

Gross profit	15,982	15,993	10,719	9,947

Operating expenses:

Research and development	4,221	4,221	4,363	4,363

Selling, general and administrative	6,901	6,901	5,453	5,453

Restructuring charge	-	-	217	217

Total	11,122	11,122	10,033	10,033

Income from operations	4,860	4,871	686	(86)

Interest and other income, net	1,106	1,106	1,264	1,264

Other than temporary decline in value of investment	(44)	(458)	-	-

Income before income taxes	5,922	5,519	1,950	1,178

Income tax expense	2,069	1,930	147	(46)

Minority interest in (income) loss in consolidated subsidiary	(45)	(45)	(23)	(23)

Equity in income (loss) of investees	117	117	(71)	(71)

Net income	$3,925	$3,661	$1,709	$1,130

Basic income per share	$0.15	$0.14	$0.07	$0.04

Diluted income per share	$0.15	$0.14	$0.07	$0.04

Shares used in computing basic income	25,679	25,679	25,418	25,418
per share

Shares used in computing diluted income
per share	26,239	26,239	25,495	25,495

-more-

NEWS RELEASE September 25, 2009

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	Jun 27,2009	Jun 28,2008
Assets

Current Assets:

Cash & cash equivalents	$37,321	$41,646
Restricted cash	3,200	-
Short-term investments	75,471	72,108
Accounts receivable - trade	22,875	29,002
Inventories	16,340	17,921
Prepaid expenses and other current assets	3,738	7,627
Deferred income taxes	2,433	3,344
Total current assets	161,378	171,648

Property and equipment, net	47,238	29,173
Investments in unconsolidated affiliates	10,826	10,392
Deferred income taxes-non current	4,657	4,543
Long-term investments in marketable securities	11,780	10,171
Goodwill	1,673	1,325
Intangible assets	1,764	1,140
Other assets	6,742	3,191
Total assets	$246,058	$231,583

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$10,824	$13,431
Accrued liabilities	15,118	8,779
Current portion of long-term debt	60	-
Total current liabilities	26,002	22,210

Long-term debt	1,610	-
Industrial development subsidy	3,718	-
Deferred tax liabilities	-	800
Other long term liabilities	1,287	-
Minority interest in consolidated subsidiaries	1,233	1,118
Total liabilities	33,850	24,128

Shareholders' equity:
Common stock	133,162	132,028
Retained earnings and other	79,046	75,427
Total shareholders' equity	212,208	207,455

Total liabilities and shareholders' equity	$246,058	$231,583

-end-